                                                                  EXHIBIT 99.5




                                  ANNUAL REPORT
                                  -------------






                        Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934






                            For the Fiscal Year Ended
                                December 31, 1993



                                    --------








                         UNITED ENGINEERS & CONSTRUCTORS
                           SAVINGS AND INVESTMENT PLAN

                        REPORT OF INDEPENDENT ACCOUNTANTS


   To the Board of Directors
   Raytheon Engineers & Constructors, Inc.:

         We have audited the accompanying statements of net assets available for plan benefits of the United Engineers & Constructors Savings and Investment Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the United Engineers & Constructors Savings and Investment Plan as of December 31, 1993 and 1992, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

         Effective January 1, 1993, all plan assets and the accounts of all participants of the Plan were transferred into the Raytheon Savings and Investment Plan. The Company intends to seek the approval of its Board of Directors to terminate the Plan subject to the provisions of ERISA.

                                 /s/ Coopers & Lybrand
                                 COOPERS & LYBRAND


   Boston, Massachusetts
   June 17, 1994

                         UNITED ENGINEERS & CONSTRUCTORS
                           SAVINGS AND INVESTMENT PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                        as of December 31, 1993 and 1992
                                     -------

                                       1993              1992
                                       ----              ----
   Assets:
     Investments, at fair value
         (Notes B, E, F and G)         $     -           $61,704,999

     Receivables:
       Accrued investment income             -                55,147
       Employee deferrals                    -               321,155
       Employer contribution                 -               101,207

   Loans receivable from participants        -             2,078,444

   Cash and cash equivalents                 -               194,372
                                       -----------       -----------
         Total assets                        -            64,455,324
                                       -----------       -----------
   Liabilities:
      Benefits and withdrawals payable       -                  -
      Payable for outstanding purchases               -
   28,977
      Administrative expenses                -                30,749
      Forfeitures                            -                 2,031
                                       -----------       -----------
         Total liabilities                   -                61,757
                                       -----------       -----------
   Net assets available for plan benefits       $     -  $64,393,567
                                       ===========       ===========


   The accompanying notes are an integral part of the financial statements.

                         UNITED ENGINEERS & CONSTRUCTORS
                           SAVINGS AND INVESTMENT PLAN

                       STATEMENTS OF CHANGES IN NET ASSETS
                           AVAILABLE FOR PLAN BENEFITS

              for the years ended December 31, 1993, 1992 and 1991
                                     -------

                                 1993        1992        1991
                                 ----        ----        ----
   Additions to net assets
         attributable to:
     Investment income
         (Notes B, E, F and G):
       Change in appreciation
           (depreciation)
           of investments               -     $ 3,151,540 $ 2,961,669
         Interest                       -       2,185,537   2,063,953
         Dividend                       -         753,277     758,635
                                  ----------- ----------- -----------
                                        -       6,090,354   5,784,257
                                  ----------- ----------- -----------
     Employee deferrals                 -      15,066,785  12,786,081

     Employer contributions             -       1,312,426       -
                                  ----------- ----------- -----------
                                        -      16,379,211  12,786,081
                                  ----------- ----------- -----------
         Total additions                -      22,469,565  18,570,338
                                  ----------- ----------- -----------
   Deductions from net assets
         attributable to:
     Benefits to and withdrawals by
         participants                    -       5,045,760  4,682,077
     Administrative expenses             -          48,393        -
     Transfers out (Note A)       $64,393,567         -           -
                                  ----------- ----------- -----------

         Total deductions          64,393,567   5,094,153   4,682,077
                                  ----------- ----------- -----------
   Increase (decrease) in net
         assets                   (64,393,567) 17,375,412   13,888,261
   Net assets, beginning of year   64,393,567  47,018,155   33,129,894
                                  ----------- -----------  -----------
   Net assets, end of year               -    $64,393,567  $47,018,155
                                  =========== ===========  ===========

   The accompanying notes are an integral part of the financial statements.

                         UNITED ENGINEERS & CONSTRUCTORS
                           SAVINGS AND INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                     -------

   A.    Description of Plan:

         General

         United Engineers & Constructors Savings and Investment Plan (the "Plan") is a defined contribution plan. Effective January 1, 1993, all plan assets and the accounts of all participants of the Plan were transferred into the Raytheon Savings and Investment Plan. To participate in the Plan, eligible employees must have three months of service and may enter the Plan only on the first day of each month.

         The purpose of the Plan is to provide participants with a tax-effective means of meeting both short and long-term investment objectives. The Plan is intended to be a "qualified cash or deferred arrangement" under Sections 401(a) and 401(k) of the Internal Revenue Code (the "Code"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The total number of participants in the Plan as of December 31, 1993 was zero.


         Effective July 31, 1992, the Plan's investments were combined with the investments of other similar defined contribution plans of Raytheon Company and Subsidiaries Consolidated into the Raytheon Company Master Trust for Defined Contribution Plans ("Master Trust"). The trustee of the Master Trust maintains a separate account reflecting the equitable share in the Trust of each plan.

         Contributions and Deferrals

         In accordance with the Plan document, eligible employees are allowed to defer to the Plan up to 15% of their salaries. Effective August 1, 1992, the Company is required to contribute amounts equal to 50% of each participant's deferral, up to a maximum of 3% of the participant's salary. No contributions were made during fiscal year 1993 as the Plan was inactive. As of December 31, 1993, the combined annual employee deferral and employer contribution for a participant cannot exceed $13,491. Participants may invest their deferrals in increments of 10% in any combination of five funds: (a) a Guaranteed Income Fund under which assets are invested primarily in contracts providing for fixed rates of interest for specified periods of time,
         (b) an Equity Fund which invests in shares of a mutual fund which consists primarily of income-producing equity securities, (c) a Raytheon Common Stock Fund which invests in shares of Raytheon Company Common Stock, (d) a Stock Index Fund which invests in a commingled pool consisting primarily of equity securities and is designed to track the S&P 500 Index, and (e) a Balanced Fund which invests in shares of a mutual fund which consists primarily of equity securities, bonds and money market instruments. Dividends and distributions from investments of the Raytheon Common Stock Fund, the Equity Fund and the Balanced Fund are reinvested in their respective funds; stock dividends, stock splits and similar changes are also reflected in the funds.

         Rollover Funds

         Beginning in May 1988, employees were eligible to roll over into this Plan the amount of a qualifying distribution (as defined in Section 402 of the Code) from any other qualified employee trust or annuity.

         Participant Accounts

         In accordance with the Plan document, participant accounts are credited with the participant's deferral, the Company's contribution and an allocation of Plan earnings. Plan earnings are allocated based on account balances by fund.

         Vesting

         Participants are immediately vested in their voluntary deferrals plus actual earnings thereon. Vesting requirements for employer contributions plus earnings thereon may vary depending upon when an employee becomes eligible to participate in the Plan. Vesting occurs upon completion of a certain period of service or upon retirement, death, disability or attainment of retirement age. Forfeitures of the nonvested portions of terminated participant's accounts are used to reduce required Company contributions.

         Benefits and Withdrawals

         Participants may withdraw all or a portion of deferrals, employer contributions and related earnings upon attainment of age 59 1/2.
         For reasons of financial hardship, as defined in the Plan document, a participant may withdraw all or a portion of deferrals. On termination of employment, a participant will receive a lump-sum distribution unless the vested account is valued in excess of $3,500 and the participant elects to defer distribution. A retiree or a beneficiary of a deceased participant may defer the distribution to January of the following year.

         Loans to Participants

         Participants may borrow against a portion of the balance in the participant's account, subject to certain restrictions. The maximum amount of a loan is the lesser of one-half (1/2) of the participant's account balance or $50,000. The minimum loan which may be granted is $500. The interest rate applied is equal to the prime rate published in the WALL STREET JOURNAL on the first business day in June and December of each year. Loans must be repaid over a period of up to five years by means of payroll deductions. In certain cases, the repayment period may be extended up to 15 years. Interest paid to the Plan on loans to participants is credited to the borrower's account in the investment fund to which repayments are made.

         Administrative Expenses

         Effective April 1, 1992, substantially all expenses of administering the Plan are paid by the Plan.

   B.    Summary of Significant Accounting Policies:

         Guaranteed income contracts are valued at cost, defined as net contributions and deferrals plus interest earned at contracted rates, which approximates fair value. Investments in mutual funds and the commingled pool are valued at the closing net asset value reported on the last business day of the year. Investments in securities (common stocks) traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Cash equivalents are short-term money market instruments and are valued at cost which approximates fair value.

         Security transactions are recorded on trade date. Except for guaranteed income contracts (Note E), investments are held by bank-administered trust funds. Payables for outstanding security transactions represent trades which have occurred but have not yet settled.

         The Plan presents in the statement of changes in net assets the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

         Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis.

   C.    Federal Income Tax Status:

         The Plan is a "qualified cash or deferred arrangement" within the meaning of Section 401(k) of the Code. The Company has received a favorable determination letter from the Internal Revenue Service which states that the Plan is qualified under Sections 401(a) and 401(k) of the Code. The Plan obtained its latest determination letter in 1988, in which the Internal Revenue Service stated that the Plan, as then designated, was in compliance with the applicable requirements of the Internal Revenue Code. The

         Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

   D.    Plan Termination:

         The Company intends to seek the approval of its Board of Directors to terminate the Plan subject to the provisions of ERISA prior to December 31, 1994.

   E.    Guaranteed Income Contracts (GICS):

         The plan held three collateralized fixed income investment portfolios, two of which were managed by insurance companies and one by an investment management firm at December 31, 1992.

         The annual rates were 6.74%, 6.93% and 6.35% and the effective annual rates were 6.97%, 7.17% and 6.55%, respectively, at December 31, 1992.

   F.    Related Party Transactions:

         In accordance with the provisions of the Plan, State Street Bank and Trust Company (the "Trustee") acted as the Plan's agent for purchases and sales of shares of Raytheon Company Common Stock until July 31, 1992. Effective July 31, 1992 Fidelity Management Trust Company (the "Trustee") acts as the Plan's agent for purchase and sales of shares of Raytheon Company Common Stock. For the years ended December 31, 1993, 1992 and 1991, purchases of Raytheon Company Common Stock amounted to $0, $2,390,881 and $1,112,214, respectively. Sales of Raytheon Company Common Stock amounted to $0, $123,019 and $363,157 in 1993, 1992 and 1991, respectively.


         G.       Fund Data:

         The following is a summary of net assets available for plan benefits by fund as of December 31:

                                                         1993
                                -------------------------------------------------------------------------------
                                Guaranteed           Raytheon    Stock
                                 Income    Equity   Common       Index   Balanced    Loan
                                 Fund       Fund   Stock Fund    Fund      Fund      Fund     Total
                              ----------   ------  ----------    -----   --------    -----    -----
Net assets available for
    plan benefits                 -           -       -           -        -           -         -
                              ==========  ======  ==========    =====   =========    ======   =====

    PAGE 10

    G.    Fund Data:
    The following is a summary of net assets available for plan benefits by fund as of December 31

                                                                                          1992
                                             --------------------------------------------------------------------------
                                             Guaranteed                    Raytheon    Stock
                                              Income           Equity       Common     Index       Loan
                                                Fund            Fund       Stock Fund  Fund        Fund          Total
                                             ----------        ------      ----------  -----       ----          -----
   Assets:
   Investments, at fair value:
     Contracts with insurance companies      $32,153,717                                                       $32,153,717
     Fidelity Equity Income Fund
               (539,829 shares)                    -       $15,660,426                                          15,660,426
     Raytheon Company Common Stock
               (156,947 shares)                    -            -          $8,043,523                            8,043,523
     BT Pyramid Equity Index Fund
               (6,517 shares)                      -            -               -      $5,847,333                5,847,333
                                             -----------   -----------     ----------  ----------              -----------
         Total investments                    32,153,717    15,660,426      8,043,523   5,847,333               61,704,999

   Receivables:
     Accrued investment income                     -           -               54,910         237                   55,147
     Employee deferrals                          126,305      81,492           46,865      66,493                  321,155
     Employer contribution                        43,505      26,946           14,081      16,675                  101,207

   Loans receivable from participants             -           -                 -            -     $2,078,444    2,078,444

   Cash and cash equivalents                      -           -               110,902      83,470        -         194,372
                                             ----------- -----------       ----------  ----------  ----------  -----------
         Total assets                         32,323,527  15,768,864        8,270,281   6,014,208   2,078,444   64,455,324
                                             ----------- -----------       ----------  ----------  ----------  -----------
   Liabilities:
     Payable for outstanding purchases             -           -               28,977        -           -         28,977
     Administrative expenses                      19,388       6,040            2,873       2,448        -         30,749
     Forfeitures                                     556         505              268         702        -          2,031
                                             ----------- -----------       ----------  ----------  ----------  -----------
         Total liabilities                        19,944       6,545           32,118       3,150        -         61,757


         PAGE 11                             ----------- -----------       ----------  ----------  ----------  -----------

   Net assets available for plan benefits    $32,303,583 $15,762,319       $8,238,163  $6,011,058  $2,078,444  $64,393,567
                                             =========== ===========       ==========  ==========  ==========  ===========


       PAGE 12


       PAGE 13

       G.    Fund Data, continued:

         The following is a summary of changes in net assets available for plan benefits by fund as of December 31:

                                                                                 1993
                                       ---------------------------------------------------------------------------------------
   --
                                       Guaranteed              Raytheon       Stock
                                        Income     Equity       Common        Index    Balanced       Loan
                                          Fund      Fund       Stock Fund     Fund       Fund         Fund     Total
                                       ----------  ------      ----------     -----    --------       -----    -----
   Deductions from net assets
         attributable to:
     Transfers out                     $32,303,583 $15,762,319 $8,238,163  $6,011,058              $2,078,444    $64,393,567
                                       ----------- ----------- ----------  ----------              ----------    -----------

         Total deductions               32,303,583 15,762,319  8,238,163   6,011,058                2,078,444     64,393,567
                                       ----------- ----------- ----------  ----------              ----------    -----------

   Decrease in net assets                (32,303,583)   (15,762,319)  (8,238,163)    (6,011,058)   (2,078,444)   (64,393,567)
   Net assets, beginning of year        32,303,583  15,762,319 8,238,163   6,011,058        -       2,078,444     64,393,567
                                       ----------- ----------- ----------  ----------  ---------   ----------    -----------
   Net assets, end of year                   -           -          -           -            -           -             -
                                       =========== =========== ==========  ==========  =========   ==========  ===========


      PAGE 14

      G.    Fund Data, continued:

         The following is a summary of changes in net assets by fund for the year ended December 31:

                                                                           1992
                                             ---------------------------------------------------------------------
                                             Guaranteed              Raytheon    Stock
                                              Income     Equity        Common    Index         Loan
                                                Fund      Fund       Stock Fund  Fund          Fund         Total
                                             ----------  ------      ----------  -----         ----         -----
   Additions to net assets attributable to:
     Investment income:
     Change in appreciation
           (depreciation) of
            investments                                  $ 1,340,326 $1,405,403  $  405,811              $ 3,151,540
     Interest                                $ 2,180,999         567      2,801      1,170                 2,185,537
     Dividends                                    -          518,167    235,110       -                      753,277
                                             ----------- ----------- ----------  ----------              -----------
                                               2,180,999   1,859,060  1,643,314     406,981                6,090,354
                                             ----------- ----------- ----------  ----------
     Employee deferrals                        7,359,261   3,578,979  1,750,764   2,377,781               15,066,785

     Employer contributions                      589,210     338,322    181,200     203,694                1,312,426
                                             ----------- ----------- ----------  ----------              -----------
                                               7,948,471   3,917,301  1,931,964   2,581,475               16,379,211
                                             ----------- ----------- ----------  ----------              -----------
         Total additions                      10,129,470   5,776,361  3,575,278   2,988,456               22,469,565
                                             ----------- ----------- ----------  ----------              -----------
   Deductions from net assets
           attributable to:
     Benefits to and withdrawals
            by participants                    3,121,095   1,118,998    524,421     281,246                5,045,760
     Administrative expenses                      28,407      10,003      6,507       3,476                   48,393
                                             ----------- ----------- ----------  ----------              -----------
         Total deductions                      3,149,502   1,129,001    530,928     284,722                5,094,153
                                             ----------- ----------- ----------  ----------              -----------
   Interfund transfers                          (732,343)     78,520   (139,585)    793,408                    -
   Loans to participants                        (988,679)   (445,526)  (266,766)   (170,516) $1,871,487        -
   Repayment of loan principal                   375,604     172,712    107,517     110,378    (766,211)       -
                                             ----------- ----------- ----------  ----------  ----------  -----------
   Increase in net assets                      5,634,550   4,453,066  2,745,516   3,437,004   1,105,276   17,375,412
   Net assets, beginning of year              26,669,033  11,309,253  5,492,647   2,574,054     973,168   47,018,155


         PAGE 15                             ----------- ----------- ----------  ----------  ----------  -----------

   Net assets, end of year                   $32,303,583 $15,762,319 $8,238,163  $6,011,058  $2,078,444  $64,393,567
                                             =========== =========== ==========  ==========  ==========  ===========


   PAGE 16

   G.    Fund Data, continued:

         The following is a summary of changes in net assets by fund for the year ended December 31:

                                                                           1991
                                             --------------------------------------------------------------------
                                             Guaranteed              Raytheon    Stock
                                              Income     Equity        Common    Index       Loan
                                                Fund      Fund       Stock Fund  Fund        Fund          Total
                                             ----------  ------      ----------  -----       ----          -----
   Additions to net assets attributable to:
     Investment income:
       Change in appreciation
               (depreciation) of
               investments                               $ 1,901,731 $  764,542  $  295,396              $ 2,961,669
       Interest                              $ 2,036,071      10,749     12,324       4,809                2,063,953
       Dividends                                   -         612,380    146,255       -                      758,635
                                             ----------- ----------- ----------  ----------              -----------
                                               2,036,071   2,524,860    923,121     300,205                5,784,257

   Employee deferrals                          7,680,717   2,496,099  1,504,585   1,104,680               12,786,081
                                             ----------- ----------- ----------  ----------              -----------
         Total additions                       9,716,788   5,020,959  2,427,706   1,404,885               18,570,338
                                             ----------- ----------- ----------  ----------              -----------
   Deductions from net assets
               attributable to:
     Benefits to and withdrawals
               by participants                 2,718,513   1,042,263    729,828     191,473                4,682,077
                                             ----------- ----------- ----------  ----------
         Total deductions                      2,718,513   1,042,263    729,828     191,473                4,682,077
                                             ----------- ----------- ----------  ----------              -----------
   Interfund transfers                           390,662  (1,435,951)  (318,135)  1,363,424                    -
   Loans to participants                        (433,374)   (161,021)  (143,002)    (29,403) $ 766,800         -
   Repayment of loan principal                   186,724      57,885     44,942      26,621   (316,172)        -
                                             ----------- ----------- ----------  ----------  ---------   -----------
   Increase in net assets                      7,142,287   2,439,609  1,281,683   2,574,054    450,628    13,888,261
   Net assets, beginning of year              19,526,746   8,869,644  4,210,964       -        522,540    33,129,894
                                             ----------- ----------- ----------  ----------  ---------   -----------
   Net assets, end of year                   $26,669,033 $11,309,253 $5,492,647  $2,574,054  $ 973,168   $47,018,155
                                             =========== =========== ==========  ==========  =========   ===========

/TABLE

   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the United Engineers and Constructors Savings and Investment Plan has duly caused this annual report to be signed by the undersigned thereunto duly authorized.


   UNITED ENGINEERS & CONSTRUCTORS
   SAVINGS AND INVESTMENT PLAN




   BY /s/ Frank D. Umanzio
         Frank D. Umanzio
         Signatory for the Plan


   DATE  June 30, 1994